EXHIBIT 22.1



                             SNYDER OIL CORPORATION

                       SUBSIDIARIES AS OF MARCH 10, 1997


                                                           State of
        Name of Subsidiary                              Organization
        ------------------                              -------------

        Patina Oil & Gas Corporation                      Delaware
        SOCO Wattenberg Corporation                       Delaware
        Gerrity Oil & Gas Corporation                     Delaware
        SOCO International, Inc.                          Delaware


       The names of other subsidiaries are omitted in accordance with
       Item 601(b)(22)(ii) of Regulation S-K.